UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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   SEC FILE NUMBER
      000-14096
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    CUSIP NUMBER
    345458 30 1
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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):
[ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR [ ]Form N-CSR

                  For Period Ended:  September 30, 2004
                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Foreland Corporation
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Full Name of Registrant

n/a
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Former Name if Applicable

2201 Civic Center, Suite 1014
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Address of Principal Executive Office (Street and Number)

Amarillo, Texas  79109
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ]      (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form
                  N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form
                  10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

On June 18, 2004, the Company filed a petition in U.S. Bankruptcy Court, Northern District of Texas, Amarillo Division, Case No. 04 20762 RLJ-11, seeking reorganization under Chapter 11 of the Bankruptcy Code, and has not had available resources to complete its reports.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              James R. Kruse                    801               531-7090
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                  (Name)                    (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

               [ ] Yes                                        [X] No

         The Company's quarterly reports on Form 10-QSB for the quarters ended March 31, 2003, June 30, 2003, September 30, 2003, March 31, 2004, and
         June 30, 2004, were not filed because of the lack of financial and administrative resources.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

               [X] Yes                                        [ ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         On June 18, 2004, the Company filed a petition in U.S. Bankruptcy Court, Northern District of Texas, Amarillo Division, Case No. 04 20762 RLJ-11, seeking reorganization under Chapter 11 of the Bankruptcy Code, and has not had available resources to complete its reports.


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                              Foreland Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: November 16, 2004                            By /s/ Bruce C. Decker
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                                                      Bruce C. Decker, President